Exhibit (l)(2)

[Letterhead of Eversheds Sutherland (US) LLP]

March 16, 2017

Saratoga Investment Corp.

535 Madison Avenue

New York, New York 10022

Re:	Saratoga Investment Corp.

Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to each of Saratoga Investment Corporation, a Maryland corporation (the “Company”), and Saratoga Investment Advisors, LLC, a Delaware limited liability company (the “Adviser”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form N-2 on February 28, 2017 (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer, issuance and sale from time to time pursuant to Rule 415 under the Securities Act of up to $70,000,000 in aggregate offering amount of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”); (ii) shares of the Company’s preferred stock, par value $0.001 per share (the “Preferred Stock”); (iii) subscription rights representing the right to purchase shares of Common Stock; (iv) debt securities; and warrants representing rights to purchase shares of our common stock, preferred stock or debt securities (collectively, the “Securities”). The Registration Statement provides that the Securities may be issued from time to time in amounts, at prices, and on terms to be set forth in one or more supplements to the final prospectus included in the Registration Statement at the time it becomes effective.

This opinion letter is rendered in connection with the issuance and sale from time to time of up to $30,000,000 in aggregate offering amount of shares of Common Stock (the “Shares”), described in the prospectus supplement, dated as of March 16, 2017, filed with the Commission pursuant to Rule 497 under the Securities Act (the “Prospectus Supplement”). The Shares are to be sold by the Company pursuant to an equity distribution agreement, dated as of March 16, 2017, by and among the Company and the Adviser, on the one hand, and Ladenburg Thalmann & Co. Inc. and BB&T Capital Markets, a division of BB&T Securities, LLC, on the other hand (the “Distribution Agreement”).

As counsel to the Company, we have participated in the preparation of the Registration Statement and the Prospectus Supplement and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

(i)	The Distribution Agreement;

Saratoga Investment Corp.

March 16, 2017

(ii)	The Articles of Incorporation of the Company, as amended, certified as of the date of this opinion letter by an officer of the Company;

(iii)	The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

(iv)	A Certificate of Good Standing with respect to the Company issued by the State Department of Assessments and Taxation of Maryland as of a recent date; and

(v)	Resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, relating to, among other things, the authorization and approval of (i) the preparation and filing of the Registration Statement, (ii) the offering, issuance and sale of the Shares; and (iii) the execution and delivery of the Distribution Agreement, certified as of the date hereof by an officer of the Company.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on certificates of officers of the Company and on the representations, warranties and covenants of the Company set forth in the Distribution Agreement. We have also relied on certificates of public officials (which we have assumed remain accurate as of the date of this opinion). We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

The opinions set forth below are limited to the effect of the Maryland General Corporation Law, as in effect on the date hereof, and we express no opinion as to the applicability or effect of any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares.

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Distribution Agreement, will be validly issued, fully paid and non-assessable.

Saratoga Investment Corp.

March 16, 2017

The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ EVERSHEDS SUTHERLAND (US) LLP